Exhibit 10.3.10

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Restricted Stock Units	777 Old Saw Mill River Road
and Restricted Stock Unit Agreement	Tarrytown, New York 10591

[NAME]	RSU Number:	[ ]
[ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted restricted stock units with respect to [    ] shares of Regeneron Pharmaceuticals, Inc. (the “Company”) stock.
The total current value of the award is $[    ].
Full Vest Dates: These restricted stock units will vest (i) on the date of the Company’s [ ]* Annual Meeting of Shareholders with respect to a pro-rata portion of the total number of shares underlying the award equal to the portion of one year that has elapsed from the date of grant to the date of the Company’s [ ]* Annual Meeting of Shareholders, and (ii) on [    /    /  ]** with respect to the remainder of the shares underlying the award. Assuming the [ ]* Annual Meeting of Shareholders occurs on [    /    /  ] as currently planned, these restricted stock units will vest respect to [    ] underlying shares on [    /    /  ] and with respect to [    ] underlying shares on [    /    /  ]**. Vested restricted stock units remain subject to the tax deferral provisions set forth in the enclosed Restricted Stock Unit Agreement.

You and the Company agree that these restricted stock units are granted under and governed by the terms and conditions of the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long Term Incentive Plan, as amended from time to time, and the enclosed Restricted Stock Unit Agreement, both of which are attached and made a part of this document.

 ____________________

*	The next Annual Meeting of Shareholders following the Grant Date.

**	First anniversary of the Grant Date.

REGENERON PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN
THIS AGREEMENT (this “Agreement”), made as of the date on the Notice of Grant of Restricted Stock Units, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and the individual named on the Notice of Grant of Restricted Stock Units (the “Recipient”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Recipient is a non-employee member of the board of directors of the Company (the “Board”) and the Company desires to afford the Recipient the opportunity to acquire or enlarge the Recipient’s stock ownership in the Company so that the Recipient may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Restricted Stock Units) to the Recipient a Restricted Stock Unit (as defined below) with respect to the number of shares of Company Stock as set forth in the Notice of Grant of Restricted Stock Units.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.Grant of Award. Pursuant to Section 9 of the Plan, the Company grants to the Recipient, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, a restricted stock unit (referred to in the Plan as “Phantom Stock”) (each such unit, a “Restricted Stock Unit”) with respect to the number of shares of Company Stock as shown on the Notice of Grant of Restricted Stock Units. The Recipient’s record of Company Stock ownership shall be recorded in the books of the Company only when the Restricted Stock Units vest and the shares of Company Stock are issued. At the Recipient’s request, vested shares may be evidenced by stock certificates or book-entry registration.
2.Vesting; Delivery. (a) The Restricted Stock Units granted to the Recipient shall vest in installments as provided in the Notice of Grant of Restricted Stock Units. The vesting schedule in the Notice of Grant of Restricted Stock Units indicates each date upon which the Restricted Stock Units shall vest, entitling the Recipient to receive the underlying shares of Company Stock, provided that the Recipient has not incurred a termination of service as a member of the Board. There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Restricted Stock Units and all vesting shall occur only on such Full Vest Dates. No vesting shall occur after the termination of the Recipient’s service as a member of the Board for any reason. Notwithstanding the preceding sentence, upon the Recipient’s Retirement from service on the Board, the Restricted Stock Units shall continue to vest in installments as provided on the Notice of Grant of Restricted Stock Units as if the Recipient had remained in service on the Board. For purposes of this Agreement, “Retirement” shall mean a voluntary termination of service on the Board (including by not standing for re-election) by the Recipient at a time when the Recipient meets both of the following criteria: the Recipient has served as a member of the Board for a minimum of three (3) years, and the combination of the Recipient’s age and total years of service as a member of the Board equals a minimum of 80.
(b)Notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Restricted Stock Units to the contrary, outstanding Restricted Stock Units granted to Recipient shall be fully vested on the date of a Change in Control or upon the Recipient’s death. If the application of the provision in the foregoing sentence, similar provisions in other stock option or equity compensation grants, and other payments and benefits payable to the Recipient (collectively, the “Company Payments”) would result in the Recipient being subject to excise tax (the “Excise Tax”) payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Recipient to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Recipient (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Recipient minus (i) the Excise Tax payable with respect to such

Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Company and the Recipient or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Recipient; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.
(c)Unless a later delivery date is elected by the Recipient at a time and in a manner which complies with the requirements of Section 409A of the Code (and the regulations thereunder), shares of Company Stock issuable pursuant to the vesting of Restricted Stock Units shall be delivered on the earlier of (1) the termination of the Recipient’s service as a member of the Board, (2) the seventh anniversary of the date of grant of the Restricted Stock Units and (3) the date of a Change in Control (provided that the shares of Company Stock may be delivered upon such Change in Control without violating Section 409A of the Code). With respect to Restricted Stock Units which become vested following termination of the Recipient’s service as a member of the Board pursuant to the last two sentences of Section 2(a), shares of Company Stock with respect thereto shall be delivered as soon as practicable following vesting, unless a later delivery date is elected by the Recipient at a time and in a manner which complies with the requirements of Section 409A of the Code (and the regulations thereunder).
3.Termination of Service. Subject to the terms of the Plan and Section 2 hereof, if the Recipient’s service on the Board is terminated for any reason (other than as set forth in Section 2 hereof), the Recipient shall forfeit any or all of the shares of Company Stock subject to the Restricted Stock Unit that have not vested in accordance with Section 2 hereof.
4.Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Company Stock to the Recipient, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act (or any other federal or state statutes having similar requirements as may be in effect at that time).
5.Invalid Transfers. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of the Company shall be valid. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
6.Rights as a Shareholder. The Recipient will not have the rights of a shareholder with respect to shares of Company Stock subject to the Restricted Stock Units until the vesting of the Restricted Stock Units and the delivery of shares of Company Stock with respect to such vesting. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Recipient in the Recipient’s capacity as a shareholder of the Company by electronic means. The Recipient hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
7.Dividend Equivalent Rights. To the extent that the Company declares a cash dividend while all or a portion of the Restricted Stock Units are unvested, the Recipient shall be credited with dividend equivalent rights with respect to each share of Company Stock subject to the unvested portion of the Restricted Stock Units in an amount equal to the cash amount of such dividend. Such dividend equivalent right will entitle the Recipient to payment of such dividend, in cash, only upon vesting of the corresponding portion of the Restricted Stock Unit; and such right will be forfeited to the extent the corresponding portion of the Restricted Stock Unit is forfeited. To the extent that the Company declares a cash dividend during the deferral period applicable to any vested portion of the Restricted Stock Units pursuant to Section 2(c), the Recipient shall be credited with dividend equivalent rights with respect to each share of Company Stock subject to the vested portion of the Restricted Stock Units and such dividend equivalent rights shall be payable in cash on or as soon as practicable following the applicable dividend payment date.
8.Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Except to the extent preempted by any federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
9.Recipient Bound by Plan. The Recipient acknowledges receipt of a copy of this Agreement and the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

10.Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Company, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Recipient, to: the Recipient at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Recipient has terminated service with the Company, to the last address for the Recipient indicated in the records of the Company, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 10.
11.Section 409A Compliance. It is intended that the Plan and this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and any related guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A: (i) the Recipient shall not be considered to have terminated employment with, or service to, the Company for purposes of this Agreement until the Recipient would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (ii) any amounts which are considered “deferred compensation” within the meaning of Section 409A and are payable hereunder due to the separation from service of a Recipient who is a “specified employee” within the meaning of Section 409A shall be paid on the first business day after the date that is six months following the Recipient’s separation from service (or upon the Recipient’s death, if earlier) irrespective of the maximum payout period noted throughout this Agreement. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.